As filed with the Securities and Exchange Commission on March 16, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital Product Partners L.P.

(as Specified in Its Charter)

4412

(Primary Standard Industrial

Classification of Code Number)

Republic of the Marshall Islands	3 Iassonos Street Piraeus, 18537 Greece Telephone: +30 210 458 4950	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of registrant’s principal executive offices)	(IRS Employer Identification Number)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

Telephone: 800-927-9800

(Name, address and telephone number of agent for service)

With copies to:

Jay Clayton, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Units	$	$
Preferred Units
Debt Securities(4)
Total	$	$

(1)	An indeterminate aggregate initial offering price and number of the securities of each listed class are being registered as may from time to time be offered at indeterminate prices or be issued on exercise, conversion or exchange of other securities issued directly or on settlement of contracts or other agreements. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued pursuant to contracts or other agreements.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee and will pay any required registration fees subsequently in advance or on a pay-as-you-go basis.
(3)	Pursuant to Rule 457(p) under the Securities Act, U.S. $19,080.26 on account with the SEC in connection with the Registrant’s Registration Statement No. 333-177491, which has not been applied to the payment of registration fees for securities sold in the United States, will be carried over to this Registration Statement and may be applied to the payment of registration fees in respect of eventual sales of securities hereunder.
(4)	Subject to note (1) above, an indeterminable amount of these securities may be senior or subordinated.

PROSPECTUS

Capital Product Partners L.P.

Common Units

Preferred Units

Debt Securities

We may, from time to time, offer to sell common units, preferred units or debt securities. We refer to our common units, preferred units and debt securities collectively as the “securities”. The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used, from time to time, to offer our common units for the account of selling unitholders. This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, or selling unitholders offer and sell our common units, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell these securities, or selling unitholders may offer and sell our common units, to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. You should also read the documents we refer to in the “Where You Can Find More Information” section for information about us and our financial statements. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. We will not receive any of the proceeds from the sale of our common units by any selling unitholder.

Our common units trade on the Nasdaq Global Select Market under the symbol “CPLP.”

Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under “Risk Factors” beginning on page 10 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2015

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, (a) we may sell from time to time any combination of the common units, preferred units or debt securities described in this prospectus in one or more offerings and (b) selling unitholders may sell from time to time our common units in one or more offerings. This prospectus generally describes us and the securities that we or selling unitholders may offer. Each time we or selling unitholders offer securities with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including the specific terms of the securities being offered. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated, the term “selling unitholders” as used in this prospectus means the selling unitholders referred to in this prospectus and their valid transferees. Unless otherwise indicated, references in this prospectus to “Capital Product Partners”, “we”, “us” and “our” and similar terms refer to Capital Product Partners L.P. and/or one or more of its subsidiaries. Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States, or “GAAP”. References to our “Annual Report” are to our Annual Report on Form 20-F for the year ended December 31, 2014 incorporated by reference herein.

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information”. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where their offer or sale is not permitted. You should not assume that the information contained in this prospectus or information we previously filed with or furnished to the SEC that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

CAPITAL PRODUCT PARTNERS L.P.

We are a limited partnership organized as Capital Product Partners L.P. (“CPLP”) under the laws of the Republic of the Marshall Islands on January 16, 2007, by Capital Maritime & Trading Corp. (“Capital Maritime”), an international shipping company with a long history of operating and investing in the shipping market. We maintain our principal executive headquarters at 3 Iassonos Street, Piraeus, 18537 Greece and our telephone number is +30 210 4584 950.

We are an international owner of modern tanker, container and drybulk vessels. Our fleet of 30 high specification vessels (2.1 million dwt) with an average age of approximately 6.8 years as of December 31, 2014, consists of four Suezmax crude oil tankers, 18 modern medium range product tankers, all of which are classed as IMO II/III vessels, seven post-panamax container carrier vessels and one Capesize bulk carrier. Our vessels are capable of carrying a wide range of cargoes, including crude oil, refined oil products such as gasoline, diesel, fuel oil and jet fuel, edible oils and certain chemicals, such as ethanol, as well as dry cargo and containerized goods.

On April 3, 2007, we completed our initial public offering (the “IPO”) on the Nasdaq Global Select Market of 13,512,500 common units at a price of $21.50 per unit. Capital Ship Management Corp., a subsidiary of Capital Maritime (“Capital Ship Management” or the “Manager”), provides management and technical services in connection with our vessels under fixed or floating rate arrangements. Since the IPO we have increased the size of our fleet in terms of both number of vessels and carrying capacity, and Capital Maritime has granted us a right of first offer for any product or crude oil tankers with a carrying capacity greater than or equal to 30,000 dwt in its fleet. We intend to continue to make strategic acquisitions and to take advantage of our relationship with Capital Maritime. As of the date hereof, the Marinakis family, including Evangelos M. Marinakis, our former chairman, may be deemed to beneficially own on a fully converted basis a 17.6% and on a non-fully converted basis a 19.9% interest in us through its beneficial ownership of common units through, among others, Capital Maritime.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, utilizing a “shelf” registration process or continuous offering process. We may, from time to time, offer to sell common units, preferred units or debt securities. Each time we sell securities, or selling unitholders offer and sell our common units, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

Any such amendment to the registration statement of which this prospectus is a part, or any such prospectus supplement, may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any amendment to the registration statement of which this prospectus is a part or any prospectus supplement, you should rely on the information in that amendment to the registration statement of which this prospectus is a part or that prospectus supplement.

In addition, we are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above.

As a foreign private issuer, we are exempt under the Securities Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal unitholders and the executive officers of our general partner are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

CPLP files annual reports with and furnishes other reports and information to the SEC. You may read and copy any document CPLP files with or furnishes to the SEC free of charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents CPLP files with or furnishes to the SEC on the SEC website at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit the website or call the SEC at +1 (800) 732-0330 for further information about its public reference room. Reports and other information concerning the business of CPLP may also be inspected at the offices of the Nasdaq Global Select Market at One Liberty Plaza, 165 Broadway, New York, NY 10006.

We also make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.capitalpplp.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with or furnish to the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. With respect to this prospectus, information that we later file with or furnish to the SEC will automatically update and supersede information in this prospectus and information previously incorporated by reference into this prospectus.

Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in our affairs since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below, which we have previously filed with or furnished to the SEC. These documents contain important information about us and our financial condition, business and results.

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2014 (our “Annual Report”);

•	Current Report on Form 6-K or Form 6-K/A furnished on February 26, 2015 (Announcement of New Charters for the M/T Amore Mio II and M/T Amoureux).

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain Current Reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if such Current Reports state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where their offer or sale is not permitted. You should not assume that the information contained in this prospectus or information we previously filed with or furnished to the SEC that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided in the section of this prospectus captioned “Where You Can Find More Information”. You also may request a copy of any document incorporated by reference in this prospectus (excluding exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our website at www.capitalpplp.com. The information contained on our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus. You may also make requests for such documents at no cost by writing or calling us at the following address:

Capital Product Partners L.P.

Investor Relations Representative

Nicolas Bornozis, President

Capital Link, Inc.

230 Park Avenue — Suite 1536

New York, NY 10160, USA

Tel: +1 212 661-7566

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus concerning our business, operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, financial condition and the markets in which we operate, and involve risks and uncertainties. In some cases, you can identify the forward-looking statements by the use of words such as “may”, “could”, “should”, “would”, “expect”, “plan”, “anticipate”, “likely”, “intend”, “forecast”, “believe”, “estimate”, “project”, “predict”, “propose”, “potential”, “continue”, “seek” or the negative of these terms or other comparable terminology. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors” beginning on page 10 of this prospectus. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

•	expectations regarding our ability to make distributions on the common units and our Class B Convertible Preferred Units (the “Class B Units”), which rank senior to the common units and receive distributions prior to any distributions on the common units;

•	our ability to increase our distributions over time;

•	global economic outlook and growth;

•	shipping conditions and fundamentals, including the balance of supply and demand in the tanker, drybulk and container markets in which we operate, as well as trends and conditions in the newbuilding markets and scrapping of older vessels;

•	increases or decreases in domestic or worldwide oil consumption;

•	future supply of, and demand for, refined products and crude oil;

•	future refined product and crude oil prices and production;

•	our ability to operate in various new markets, including the tanker, drybulk and container carrier markets;

•	tanker, drybulk and container carrier industry trends, including charter rates and factors affecting the chartering of vessels;

•	our future financial condition or results of operations and our future revenues and expenses, including revenues from any profit sharing arrangements, and required levels of reserves;

•	future levels of operating surplus and levels of distributions, as well as our future cash distribution policy;

•	future charter hire rates and vessel values;

•	anticipated future acquisitions of vessels from Capital Maritime and from third parties, including in respect of our rights of first refusal over six newbuild Samsung eco medium range product tankers being purchased by Capital Maritime;

•	anticipated future chartering arrangements with Capital Maritime and third parties;

•	our ability to leverage to our advantage Capital Maritime’s relationships and reputation in the shipping industry;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•	our current and future business and growth strategies and other plans and objectives for future operations;

•	our ability to access debt, credit and equity markets;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors;

•	our ability to refinance our debt and/or achieve further postponement of any amortization of our debt if necessary under the current terms of our credit facilities;

•	the ability of our customers to meet their obligations under the terms of our charter agreements, including the timely payment of the rates under the agreements;

•	the financial viability and sustainability of our customers;

•	changes in interest rates and any interest rate hedging practices in which we may engage;

•	the debt amortization payments and repayment of debt and settling of interest rate swaps we may make, if any;

•	the effectiveness of our risk management policies and procedures and the ability of counterparties to our derivative contracts to fulfill their contractual obligations;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	our ability to maintain long-term relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, operators and liner companies;

•	the ability of our Manager, Capital Ship Management, to qualify for short- and long-term charter business with oil major charterers and oil traders, and drybulk operaters and liner companies;

•	our ability to maximize the use of our vessels, including the redeployment or disposition of vessels no longer under long-term time charter;

•	our continued ability to enter into long-term, fixed-rate time charters with our charterers and to recharter our vessels as their existing charters expire at attractive rates;

•	the changes to the regulatory requirements applicable to the oil transportation industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, including with new environmental regulations and standards being introduced, as well as with standard regulations imposed by our charterers applicable to our business;

•	the impact of heightened regulations and the actions of regulators and other government authorities, including anti-corruption laws and regulations, as well as sanctions and other governmental actions;

•	our anticipated general and administrative expenses and our costs and expenses under the management agreements and the administrative services agreement with our Manager, and for reimbursement for fees and costs of Capital GP L.L.C., our general partner;

•	increases in costs and expenses, including, but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•	the impact on operating expenses of the floating fee structure under which an increasing number of our vessels are managed;

•	potential increases in costs and expenses under our management agreements following expiration and/or renewal of such agreements in connection with certain of our vessels;

•	the impact of heightened environmental and quality concerns of insurance underwriters and charterers;

•	the anticipated taxation of our partnership and distributions to our common and Class B unitholders;

•	estimated future maintenance and replacement capital expenditures;

•	expected demand in the shipping sectors in which we operate in general and the demand for our crude oil and product tankers, container and drybulk vessels in particular;

•	the expected lifespan and condition of our vessels;

•	our ability to employ and retain key employees;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	the effects of increasing emphasis on environmental and safety concerns by customers, governments and others, as well as changes in maritime regulations and standards;

•	expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	anticipated funds for liquidity needs and the sufficiency of cash flows;

•	our transition in leadership following Mr. Petros Christodoulou’s appointment as Chief Executive Officer and Chief Financial Officer;

•	Capital Maritime’s willingness and ability to fulfill its payment obligations in respect of the Dropdown Vessels to the respective shipyards;

•	the ability of each Dropdown Vessel’s respective shipyard to deliver on time and on specification the respective Dropdown Vessel;

•	the performance and expected cost savings of the Dropdown Vessels and any new technologies incorporated into their construction, at least some of which may not have yet been tested; and

•	future sales of our units in the public market.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in our Annual Report under the heading “Risk Factors” and in this prospectus in the section titled “Risk Factors” beginning on page 10. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Unless required by law, we expressly disclaim any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. You should carefully review and consider the various disclosures included in this prospectus, our Annual Report, and in our other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

RISK FACTORS

Any investment in the securities involves a high degree of risk. In addition to the risks described below, you should carefully consider the important factors set forth under the heading “Risk Factors” in our Annual Report, incorporated by reference herein, and the corresponding section in any subsequent report we file with or furnish to the SEC, which we hereby incorporate by reference herein, before investing in the securities offered hereby. The risks and uncertainties described below or incorporated by reference herein are not the only risks and uncertainties we face. Some of the following risks relate principally to the countries and the industry in which we operate and the nature of our business in general. Although many of our business risks are comparable to those a corporation engaged in a similar business would face, security interests in us are inherently different from the capital stock of a corporation. In particular, if any of the risks described below or incorporated by reference herein actually occurs, our business, financial condition or operating results could be materially adversely affected. In that case, we might not be able to pay distributions on our common units or Class B Units, the trading price of our common units could decline and you could lose all or part of your investment. The risks described below or incorporated by reference herein also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements”, beginning on page 6 of this prospectus.

RISKS RELATING TO THE TANKER INDUSTRY

Global economic conditions may have a material adverse effect on our ability to pay distributions as well as on our business, financial position, distributions and results of operations, and, along with changes in the oil markets, could result in decreased demand for our vessels and services, and could materially affect our ability to recharter our vessels at favorable rates.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and shipping demand. However, the past several years were marked by a major economic slowdown which has had, and continues to have, a significant impact on world trade, including the oil trade. Global economic conditions remain fragile with significant uncertainty remaining with respect to recovery prospects, levels of recovery and long-term economic growth effects. In particular, the uncertainty surrounding the future of the Euro zone, the economic prospects of the United States and the future economic growth of China, Brazil, Russia, India and other emerging markets are all expected to affect demand for product and crude tankers going forward. Demand for oil and refined petroleum products remains weak as a result of the weak global economic environment and a general global trend towards energy efficient technologies, which in combination with the diminished availability of trade credit and deteriorating international liquidity conditions, led to decreased demand for tanker vessels, creating downward pressure on charter rates. This economic downturn has also affected vessel values overall. Despite global oil demand growth remaining marginally positive for 2014, during the last half of calendar year 2014, energy prices sharply declined and average spot and period charter rates for product and crude tankers remained, and continue to be, at below historically average rates. If oil demand grows in the future, it is expected to come primarily from emerging markets which have been historically volatile, such as China and India, and a slowdown in these countries’ economies may severely affect global oil demand growth, and may result in protracted, reduced consumption of oil products and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions.

If these global economic conditions persist we may not be able to operate our vessels profitably or employ our vessels at favorable charter rates as they come up for rechartering. In the long term, oil demand may also be reduced by an increased reliance on alternative energy sources and/or a drive for increased efficiency in the use of oil as a result of environmental concerns or high oil prices. Furthermore, a significant decrease in the market value of our vessels may cause us to recognize losses if any of our vessels are sold or if their values are impaired, and may affect our ability to comply with our loan covenants. A deterioration of the current economic and market conditions or a negative change in global economic conditions or the product or crude tanker markets would be expected to have a material adverse effect on our business, financial position, results of operations and ability to make cash distributions and comply with our loan covenants, as well as our future prospects and ability to grow our fleet.

Charter rates for tanker vessels are highly volatile and are currently below historically average rates and may further decrease in the future, which may adversely affect our earnings and our ability to make cash distributions, as we may not be able to recharter our vessels or we may not be able to recharter them at competitive rates.

The shipping industry is cyclical, which may result in volatility in charter hire rates and vessel values. We may not be able to successfully charter our vessels in the future or renew existing charters at the same or similar rates. Charter hires are currently below historically average rates and may further decrease in the future, which may adversely affect our earnings as we may not be able to recharter our vessels for period charters at competitive rates or at all. We are particularly exposed to the fundamentals of the product and crude tanker markets as the majority of the vessels in our fleet are tankers and the majority of period charters scheduled to expire over the next 12 month period relate to tanker vessels. We may only be able to recharter these vessels at reduced or unprofitable rates as their current charters expire, or we may not be able to recharter these vessels at all. In the event the current low rate environment continues and charterers do not display an increased interest in chartering vessels for longer periods at improved rates, we may not be able to obtain competitive rates for our vessels and our earnings and distributions may be adversely affected. Even if we manage to successfully charter our vessels in the future, our charterers may go bankrupt or fail to perform their obligations under the charter agreements, they may delay payments or suspend payments altogether, they may terminate the charter agreements prior to the agreed-upon expiration date or they may attempt to renegotiate the terms of the charters. If we are required to enter into a charter when charter hire rates are low, our results of operations and our ability to make cash distributions to our unitholders could be adversely affected.

Alternatively, we may have to deploy these vessels in the spot market, which, although common in the tanker industry, is cyclical and highly volatile, with rates fluctuating significantly based upon demand for oil and oil products and tanker supply, among others. In the past, the spot market has also experienced periods when spot rates have declined below the operating cost of vessels. The successful operation of our vessels in the spot market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage of up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

The demand for period charters may not increase and the tanker charter market may not significantly recover over the next several months or may decline further. The occurrence of any of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to meet our obligations and to make cash distributions.

In addition, the market value and charter hire rates of product and crude oil tankers can fluctuate substantially over time due to a number of different factors outside of our control, including:

•	the supply for oil and oil products which is influenced by, among others:

•	international economic activity;

•	geographic changes in oil production, processing and consumption;

•	oil price levels;

•	inventory policies of the major oil and oil trading companies;

•	competition from alternative sources of energy; and

•	strategic inventory policies of countries such as the United States, China and India;

•	the demand for oil and oil products;

•	regional availability of refining capacity;

•	prevailing economic conditions in the market in which the vessel trades;

•	availability of credit to charterers and traders in order to finance expenses associated with the relevant trades;

•	regulatory change;

•	lower levels of demand for the seaborne transportation of refined products and crude oil;

•	increases in the supply of vessel capacity; and

•	the cost of retrofitting or modifying existing ships, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.

The market value of vessels is influenced by the ability of buyers to access bank finance and equity capital and any disruptions to the market and the possible lack of adequate available finance may negatively affect such market values. If we sell a vessel at a time when the market value of our vessels has fallen, the sale may be at less than the vessel’s carrying amount, resulting in a loss. In addition, a decrease in the future charter rate and/or market value of our vessels could potentially result in an impairment charge. A decline in the market value of our vessels could also lead to a default under any prospective credit facility to which we become a party, affect our ability to refinance our existing credit facilities and/or limit our ability to obtain additional financing.

RISKS RELATED TO THE DRYBULK INDUSTRY

We are exposed to various risks in the international drybulk shipping industry, which is cyclical and volatile.

Since our acquisition of the M/V Cape Agamemnon from Capital Maritime in June 2011, we have been subject to various risks of the drybulk shipping industry. The drybulk shipping industry is cyclical with attendant volatility in charter rates, vessel values and profitability. In addition, the degree of charter hire rate volatility among different types of drybulk carriers has varied widely. After reaching historical highs in mid-2008, charter hire rates for Capesize drybulk carriers such as the M/V Cape Agamemnon have been decreasing and are currently at or, near historical low levels. The M/V Cape Agamemnon is currently deployed on a period time charter. In the future we may have to charter it pursuant to short-term time charters, and may be exposed to changes in spot market and short-term charter rates for drybulk carriers, and such changes may affect our earnings and the value of the M/V Cape Agamemnon at any given time.

Moreover, the factors affecting the supply and demand for drybulk vessels are outside of our control and are difficult to predict with confidence. As a result, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include, among others:

•	supply and demand for drybulk products;

•	changes in global production of products transported by drybulk vessels;

•	seaborne and other transportation patterns, including the distances over which drybulk cargoes are transported and changes in such patterns and distances;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of vessel capacity include, among others:

•	the number of newbuild deliveries, which among other factors relates to the ability of shipyards to deliver newbuilds by contracted delivery dates and the ability of purchasers to finance such newbuilds;

•	the scrapping rate of older vessels;

•	the number of vessels that are in or out of service, including due to vessel casualties;

•	changes in environmental and other regulations and standards that may limit the profitability or useful lives of vessels; and

•	port and canal congestion and closures.

We currently anticipate that the future demand for the M/V Cape Agamemnon following completion of its charter and, in turn, drybulk charter rates, will be dependent, among other things, upon economic growth in the global economy including the world’s developing economies such as China, India, Brazil and Russia, seasonal and regional changes in demand, changes in the capacity of the global drybulk vessel fleet and the sources and supply of drybulk cargo to be transported by sea. A decline in demand for commodities transported in drybulk vessels or an increase in supply of drybulk vessels could cause a significant decline in charter rates, which could materially adversely affect our business, financial condition and results of operations.

The M/V Cape Agamemnon is currently chartered at rates that are at a substantial premium to the spot and period market, and the loss of this charter could result in a significant loss of expected future revenues and cash flows.

The M/V Cape Agamemnon is currently under a 10 year time charter to Cosco Bulk Carrier Co. Ltd. (“Cosco”), an affiliate of the China Ocean Shipping (Group) Company and one of the largest drybulk charterers globally, which commenced in July 2010 and was amended in November 2011. The earliest expiry under the charter is June 2020. Since the charter amendment in November 2011, the gross charter rate is a flat rate of $42,200 per day.

Cosco has faced financial difficulties and has incurred losses in recent years. The loss of this customer could result in a significant loss of revenues, cash flow and our ability to maintain or improve distributions in the long term. We could lose this customer or the benefits of the charter entered into with it if, among other things:

•	the customer is unable or unwilling to perform its obligations under the charter, including the payment of the agreed rates in a timely manner;

•	the customer continues to face financial difficulties forcing it to declare bankruptcy or to default under the charter;

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•	the customer seeks to re-negotiate the terms of the charter agreement due to prevailing economic and market conditions or due to continued poor performance by the charterer;

•	the customer exercises certain rights to terminate the charter;

•	the customer terminates the charter because we fail to comply with the terms of the charter, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter;

•	a prolonged force majeure event affecting the customer, including war or political unrest prevents us from performing services for that customer; or

•	the customer terminates the charter because we fail to comply with the safety and regulatory criteria of the charterer or the rules and regulations of various maritime organizations and bodies.

In the event we lose the benefit of the charter with Cosco prior to its expiration date, we would have to recharter the vessel at the then prevailing charter rates. In such event, we may not be able to obtain competitive, or profitable, rates for this vessel and our earnings and ability to make cash distributions may be adversely affected.

A negative change in the economic conditions in the United States, the European Union or the Asian region, especially in China, Japan or India, could reduce drybulk trade and demand, which could reduce charter rates and have a material adverse effect on our business, financial condition and results of operations.

A significant number of the port calls made by capesize bulk carriers involve the loading or discharging of raw materials in ports in the Asian region, particularly China, Japan and India. As a result, a negative change in economic conditions in any Asian country, particularly China, Japan or India, could have a material adverse effect on our business, financial position and results of operations, as well as our future prospects, by reducing demand and, as a result, charter rates and affecting our ability to recharter the M/V Cape Agamemnon at a profitable rate. In past years, China and India have had two of the world’s fastest growing economies in terms of gross domestic product and have been the main driving force behind increases in marine drybulk trade and the demand for drybulk vessels. If economic growth declines in China, Japan, India and other countries in the Asian region, we may face decreases in such drybulk trade and demand. Moreover, a slowdown in the United States and Japanese economies, or the economies of the European Union, as has occurred recently, or certain Asian countries will likely adversely affect economic growth in China, India and elsewhere. Such an economic downturn in any of these countries could have a material adverse effect on our business, financial condition and results of operations.

An oversupply of drybulk vessel capacity may lead to reductions in charter rates and profitability.

The market supply of drybulk vessels has been increasing, and the number of drybulk vessels on order as of December 2014 was estimated by market sources to be approximately 22.6% of the then-existing global drybulk fleet in terms of dwt, with deliveries expected mainly during the succeeding 24 months, although available data with regard to cancellations of existing newbuild orders or delays of newbuild deliveries are not always accurate or may not be readily available.

Despite increased demolition of older drybulk vessels between 2011–2014, the drybulk fleet continues to grow at a rapid pace. An oversupply of drybulk vessel capacity will likely result in a reduction of charter hire rates. Upon the expiration of its current period time charter in June 2020, if we cannot enter into a new period time charter for the M/V Cape Agamemnon on acceptable terms, we may have to secure charters in the spot market, where charter rates are more volatile and revenues are, therefore, less predictable, or we may not be able to charter the vessel at all.

The international drybulk shipping industry is highly competitive, and with only one drybulk vessel in our fleet, we may not be able to compete successfully for charters with established companies with greater resources, and we may not be able to successfully operate the vessel.

We have historically owned tanker vessels and have been active in the tanker market only. We employ the M/V Cape Agamemnon in the highly competitive drybulk market, which is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of which have substantially greater resources than we have or will have. Competition for the transportation of drybulk cargo by sea is intense and depends on price, customer relationships, operating expertise, professional reputation and size, age, location and condition of the vessel. In this highly fragmented market, companies operating larger fleets as well as additional competitors with greater resources may be able to offer lower charter rates than we are able to offer, which could have a material adverse effect on our ability to utilize the M/V Cape Agamemnon and, accordingly, its profitability.

The operation of drybulk vessels has certain unique operational risks, and failure to adequately maintain the M/V Cape Agamemnon could have a material adverse effect on our business, financial condition and results of operations.

The M/V Cape Agamemnon is the only drybulk vessel in our fleet. With a drybulk vessel, the cargo itself and its interaction with the vessel may create operational risks. By their nature, drybulk cargoes are often heavy, dense and easily shifted, and they may react badly to water exposure. In addition, drybulk vessels are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach while at sea. Breaches of a drybulk vessel’s hull may lead to the flooding of the vessel’s holds. If a drybulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we or Capital Maritime, as manager, do not adequately maintain the M/V Cape Agamemnon, we may be unable to prevent these events. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO THE CONTAINER CARRIER INDUSTRY

We are exposed to various risks in the ocean-going container shipping industry, which is cyclical and volatile in terms of charter rates and profitability.

With the exception of the M/V Cape Agamemnon, we have historically owned tanker vessels and have been active in the tanker market only. Since December 2012, we have acquired seven container vessels from Capital Maritime and have become subject to various risks of the container shipping industry. We employ the seven container vessels we currently own in the container shipping market in which we had limited experience prior to 2012. The ocean-going container shipping industry is both cyclical and volatile in terms of charter rates and profitability and demand for our vessels depends on demand for the shipment of cargoes in containers and, in turn, containerships. Containership charter rates peaked in 2005 but have declined sharply and have remained low throughout 2014, as the impact of the European sovereign debt crisis and economic slowdown across the globe have affected international trade, including exports from China to Europe and the United States, and have been subject to downward fluctuations, which in many cases have resulted in historical lows. Liner companies have experienced a substantial drop-off in container shipping activity, resulting in decreased average freight rates since the second half of 2011, and the continuation of such decreased freight rates or any further declines in freight rates would negatively affect the liner companies to which we charter our containerships. Variations in containership charter rates result from changes in the supply and demand for ship capacity and changes in the supply and demand for the major products transported by containerships. The economics of the container business have also been affected negatively by the large number of containership newbuild vessels ordered prior to the onset of the general economic downturn in 2008–2009. Accordingly, weak conditions in the containership sector may affect our business, results of operations, financial condition and ability to make cash distributions.

The decline in the containership market has affected the major liner companies and the value of container vessels, which follow the trends of freight rates and containership charter rates, and can affect the earnings on our charters, and similarly, our cash flows and liquidity. The decline in the containership charter market has had and may continue to have additional adverse consequences for the container industry including a less active secondhand market for the sale of vessels and charterers not performing under, or requesting modifications of, existing time charters. A further downturn in the container shipping industry could adversely affect our business, results of operations, financial condition and ability to make cash distributions.

Our ability to recharter our containerships upon the expiration or termination of their current time charters and the charter rates payable under any renewal options or replacement time charters will depend upon, among other things, the prevailing state of the containership charter market, which can be affected by consumer demand for products shipped in containers. If the charter market is depressed when our containerships’ time charters expire, we may be forced to recharter our containerships at reduced or even unprofitable rates, or we may not be able to recharter them at all, which may reduce or eliminate our earnings or make our earnings volatile. The same issues will be faced if we acquire additional vessels and attempt to obtain multi-year time charters as part of our acquisition and financing plan.

Consumer confidence and consumer spending recently have been relatively weak and remain uncertain. Consumer purchases of discretionary items, many of which are transported by sea in containers, generally decline during periods where disposable income is adversely affected or there is economic uncertainty and, as a result, liner company customers may ship fewer containers or may ship containers only at reduced rates. Any such decrease in shipping volume could adversely impact liner companies and increase the counterparty risk associated with the charters for our vessels and, in turn, affect overall demand for containerships.

The factors affecting the supply and demand for containerships and supply and demand for products shipped in containers are outside of our control and are difficult to predict with confidence. As a result, the nature, timing, direction and degree of changes in industry conditions are unpredictable.

Factors that influence demand for containership capacity include, among others:

•	supply and demand for products suitable for shipping in containers;

•	changes in global production of products transported by containerships;

•	seaborne and other transportation patterns, including the distances over which container cargoes are transported and changes in such patterns and distances;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	environmental and other regulatory developments;

•	currency exchange rates;

•	weather; and

•	cost of bunkers.

Factors that influence the supply of containership capacity include, among others:

•	the number of newbuilding orders and deliveries;

•	the extent of newbuilding vessel deferrals;

•	the scrapping rate of containerships;

•	newbuilding prices and containership owner access to capital to finance the construction of newbuildings;

•	charter rates and the price of steel and other raw materials;

•	changes in environmental and other regulations and standards that may limit the useful life of containerships;

•	the number of containerships that are slow-steaming or extra slow-steaming to conserve fuel;

•	the number of containerships that are off-charter;

•	port and canal congestion and closures; and

•	demand for fleet renewal.

An oversupply of containership capacity may prolong or further depress current charter rates and adversely affect our ability to recharter our existing containerships at profitable rates or at all.

From 2005 through the first quarter of 2010, the size of the containership order-book was at historically high levels. Although order-book volume dropped during 2011 to relatively low levels compared to previous years, as of December 31, 2014 the order-book is still at almost 18.3% of the existing fleet and deliveries of vessels ordered will significantly increase the size of the container fleet over the next year. Additionally, a substantial number of container vessels are currently idle and the potential reactivation of the idle fleet may result in a prolonged period of lower charter rates or in a reduction of charter rates. An oversupply of newbuilding vessels and/or rechartered or idle containership capacity entering the market, combined with any future decline in the demand for containerships, may result in a reduction of charter rates and may decrease our ability to recharter our containerships other than for reduced rates or unprofitable rates, or we may not be able to recharter our containerships at all.

We are dependent on our container carrier vessel charterers fulfilling their obligations under their agreements with us, and their inability or unwillingness to honor these obligations could reduce our revenues and cash flow.

The seven container carrier vessels we presently own and the three container carrier vessels we have agreed to acquire from Capital Maritime are currently under charters with Hyundai Merchant Marine Co. Ltd. (“HMM”), A.P. Moller-Maersk A.S (“Maersk Line”) and CMA CGM Group (“CMA CGM”). We expect that these containerships will continue to be chartered to customers mainly under multi-year fixed rate time charters. Many liner companies, including our charterers, finance their activities through cash from operations, the incurrence of debt or the issuance of equity and other shipping operations including tanker and drybulk. Moreover since 2008, there has been a significant decline in the credit markets and the availability of credit, and the equity markets have been volatile. In addition, the tanker and drybulk markets have been or are currently at historically low levels, which has negatively affected the profitability and balance sheet of such liner companies. The combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing and losses from other operations may result in a significant reduction in the ability of our charterers to make charter payments to us. If we lose a time charter because the charterer is unable to pay us or for any other reason, we may be unable to redeploy the related vessel on similarly favorable terms or at all. Also, we will not receive any revenues from such a vessel while it is unchartered, but we will be required to pay expenses necessary to maintain and insure the vessel and service any indebtedness on it. The combination of any surplus of containership capacity and the expected increase in the size of the world containership fleet over the next few years may make it difficult to secure substitute employment for any of our containerships if our counterparties fail to perform their obligations under the currently arranged time charters, and any new charter arrangements we are able to secure may be at lower rates. Furthermore, the surplus of containerships available at lower charter rates and lack of demand for our customers’ liner services could negatively affect our charterers’ willingness to perform their obligations under our time charters, which in many cases provide for charter rates significantly above current market rates. A failure of HMM, Maersk Line or CMA CGM to comply with the terms of its respective charters, and our inability to replace such charters in a certain manner may, under certain circumstances, result in an event of default under our credit facilities.

The loss of our charterers or a decline in payments under our time charters could have a material adverse effect on our business, results of operations and financial condition, revenues and cash flow and our ability to pay cash distributions to our unitholders.

Several of our container vessels are under charters at rates that are at a substantial premium to the spot and period market, and the loss of these charters could result in a significant loss of expected future revenues and cash flows.

The M/V Hyundai Premium, M/V Hyundai Paramount, M/V Hyundai Privilege, M/V Hyundai Platinum and M/V CCNI Angol are each currently under 12 year time charters to HMM, at a gross charter rate of $29,350 per day, that all commenced in the first half of 2013. The M/V Anaxagoras (to be renamed CMA CGM Magdalena), M/V Adonis (to be renamed CMA CGM Uruguay) and M/V Akadimos (to be renamed CMA CGM Amazon) are each under time charters for a minimum of five years to CMA CGM, at a gross charter rate of $39,250 per day, that all were entered into in December 2013.

HMM and CMA CGM have each faced financial difficulties and incurred losses recently. The loss of these customers could result in a significant loss of revenues, cash flow and our ability to maintain or improve distributions over the long term. We could lose these customers or the benefits of the charters entered into with them if, among other things:

•	the customer is unable or unwilling to perform its obligations under the charters, including the payment of the agreed rates in a timely manner;

•	the customer continues to face financial difficulties forcing it to declare bankruptcy or to default under the charters;

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•	the customer seeks to renegotiate the terms of the charter agreements due to prevailing economic and market conditions or due to continued poor performance by the charterer;

•	the customer exercises certain rights to terminate the charters;

•	the customer terminates the charters because we fail to comply with the terms of the charters, the vessels are lost or damaged beyond repair, there are serious deficiencies in the vessels or prolonged periods of off-hire, or we default under the charters;

•	a prolonged force majeure event affecting the customer, including war or political unrest prevents us from performing services for that customer; or

•	the customer terminates the charters because we fail to comply with the safety and regulatory criteria of the charterer or the rules and regulations of various maritime organizations and bodies.

In the event we lose the benefit of the charters with HMM, CMA CGM or both prior to their respective expiration date, we would have to recharter the vessels at the then prevailing charter rates. In such event, we may not be able to obtain competitive, or profitable, rates for these vessels and our earnings and ability to make cash distributions may be adversely affected.

Currently, we have two older container vessels, the M/V Archimidis and the M/V Agamemnon, fixed under charters at rates at a substantial premium to the market. The M/V Archimidis and the M/V Agamemnon are each employed on time charters by Maersk Line, which has the option to extend each charter for an additional four years at a net day rate of $30,712 and $29,737 per day, respectively, for the fourth and fifth year and $31,200 per day for the final two years. If all options were to be exercised, the employment of the vessels would extend to December 2019 for the M/V Archimidis and July 2019 for the M/V Agamemnon. However, because the vessels are of older design Maersk Line may not exercise its options and we may not be able to procure contracts for these vessels at favorable rates or at all going forward.

A decrease in the level of China’s export of goods or an increase in trade protectionism could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our results of operations, financial condition and cash flows.

China exports considerably more goods than it imports. Our containerships are deployed on routes involving containerized trade in and out of emerging markets, and our charterers’ container shipping and business revenue may be derived from the shipment of goods from the Asia Pacific region to various overseas export markets including the United States and Europe. Any reduction in or hindrance to the output of China-based exporters could have a material adverse effect on the growth rate of China’s exports and on our charterers’ business. For instance, the government of China has implemented economic policies aimed at increasing domestic consumption of Chinese-made goods. This may have the effect of reducing the supply of goods available for export and may, in turn, result in a decrease of demand for container shipping. Additionally, though in China there is an increasing level of autonomy and a gradual shift in emphasis to a “market economy” and enterprise reform, many of the reforms, particularly some limited price reforms that result in the prices for certain commodities being principally determined by market forces, are unprecedented or experimental and may be subject to revision, change or abolition. The level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government.

For instance, China recently enacted a new tax for non-resident international transportation enterprises engaged in the provision of services of passengers or cargo, among other items, in and out of China using their own, chartered or leased vessels, including any stevedore, warehousing and other services connected with the transportation. The new regulation broadens the range of international transportation companies who may find themselves liable for Chinese enterprise income tax on profits generated from international transportation services passing through Chinese ports. This tax or similar regulations by China may result in an increase in the cost of goods exported from China and the risks associated with exporting goods from China, as well as a decrease in the quantity of goods to be shipped from our through China, which would have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us.

Our operations expose us to the risk that increased trade protectionism will adversely affect our business. If the global recovery is undermined by downside risks and the recent economic downturn returns, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. Specifically, increasing trade protectionism in the markets that our charterers serve may cause an increase in (i) the cost of goods exported from China, (ii) the length of time required to deliver goods from China and (iii) the risks associated with exporting goods from China, as well as a decrease in the quantity of goods to be shipped. Any increased trade barriers or restrictions on trade, especially trade with China, would have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations and financial condition and our ability to pay cash distributions to our unitholders.

Containership values decreased significantly in 2008 and 2009 and have remained at depressed levels through 2014. Containership values may decrease further and over time may fluctuate substantially. If these values are low at a time when we are attempting to dispose of a vessel, we could incur a loss.

Containership values can fluctuate substantially over time due to a number of different factors, including:

•	prevailing economic conditions in the markets in which containerships operate;

•	reduced demand for containerships, including as a result of a substantial or extended decline in world trade;

•	increases in the supply of containership capacity;

•	prevailing charter rates and the cost of retrofitting or modifying existing ships to respond to technological advances in vessel design or equipment; or

•	changes in applicable environmental or other regulations or standards, or otherwise.

If the market values of our vessels deteriorate significantly, we may be required to record an impairment charge in our financial statements, which could adversely affect our financial condition and results of operations. If a charter expires or is terminated, we may be unable to recharter the vessel at an acceptable rate and, rather than continue to incur costs to maintain the vessel, may seek to dispose of it. Our inability to dispose of one or more of the containerships at a reasonable price could result in a loss on its sale and adversely affect our results of operations and financial condition.

Our growth and our ability to recharter our containerships depends on our ability to expand relationships with existing customers and develop relationships with new customers, for which we will face substantial competition.

We will look to recharter our containerships following the expiration of their current charters and we will seek charters for any additional containerships that we subsequently acquire. The process of obtaining new long-term time charters on containerships is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Containership charters are awarded based upon a variety of factors relating to the vessel operator, including, among others:

•	shipping industry relationships and reputation for customer service and safety;

•	container shipping experience and quality of ship operations, including cost effectiveness;

•	quality and experience of seafaring crew;

•	the ability to finance containerships at competitive rates and the ship owner’s financial stability generally;

•	relationships with shipyards and the ability to get suitable berths;

•	construction management experience, including the ability to obtain on-time delivery of new ships according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Competition for providing new containerships for chartering purposes comes from a number of experienced shipping companies, including direct competition from other independent charter owners and indirect competition from state-sponsored and other major entities with their own fleets. Some of our competitors have significantly greater financial resources than we do and can operate larger fleets and may be able to offer better charter rates. An increasing number of marine transportation companies have entered the containership sector, including many with strong reputations and extensive resources and experience in the marine transportation industry. This increased competition may cause greater price competition for time charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to develop relationships with new customers on a profitable basis, if at all, which could harm our business, results of operations, financial condition and ability to make cash distributions.

RISKS RELATING TO THE BUSINESS AND OPERATIONS OF CPLP

We may not be able to grow or to effectively manage our growth.

Our future growth will depend upon a number of factors, some of which we cannot control. These factors include our ability to:

•	capitalize on opportunities in the container, crude and product tanker markets by fixing period charters for our vessels at attractive rates;

•	identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

•	identify vessels and/or shipping companies for acquisitions;

•	access financing and obtain required financing for existing and new operations, including refinancing of existing indebtedness;

•	integrate any acquired businesses or vessels successfully with existing operations;

•	hire, train and retain qualified personnel to manage, maintain and operate our business and fleet;

•	identify additional new markets;

•	improve operating and financial systems and controls;

•	complete accretive transactions in the future; and

•	maintain our commercial and technical management agreements with Capital Maritime or other competent managers.

Our ability to grow is in part dependent on our ability to expand our fleet through acquisitions of suitable vessels. We may not be able to acquire newbuildings or secondhand vessels on favorable terms, which could impede our growth and negatively impact our financial condition and ability to pay cash distributions. We may not be able to contract for newbuildings or locate suitable vessels or negotiate acceptable construction or purchase contracts with shipyards and owners, or obtain financing for such acquisitions on economically acceptable terms, or at all.

The failure to effectively identify, purchase, develop, employ and integrate any vessels or businesses could adversely affect our business, financial condition and results of operations and our ability to make cash distributions.

Fees and cost reimbursements paid by us to Capital Maritime for services provided to us and certain of our subsidiaries are substantial, fluctuate, cannot be easily predicted and may reduce the cash available for distribution to our unitholders.

We have entered into three separate technical and commercial management agreements with Capital Ship Management for the management of our fleet: the fixed fee management agreement, the floating fee management agreement and, with respect to the vessels acquired as part of the merger with Crude Carriers, the Crude Carriers management agreement. Each vessel in our fleet is managed under the terms of one of these three agreements.

The expenses incurred under our three management agreements depend upon a variety of factors, many of which are beyond our or our Manager’s control. Some of these costs, primarily relating to crewing, insurance and enhanced security measures have been increasing and may increase in the future. Increases in any of these costs would decrease our earnings, cash flows and the amount of cash available for distribution to our unitholders.

We expect that as the fixed fee management agreement expires for vessels currently managed under it, such vessels, and any additional acquisitions we make in the future, will be managed under floating fee management agreements on similar terms to the ones currently in place. It is possible that the level of our operating costs may materially change following any such renewal. Any increase in the costs and expenses associated with the provision of these services by our Manager in the future, such as the condition and age of our vessels, or costs of crews for our time chartered vessels and insurance, will lead to an increase in the fees we would have to pay to Capital Ship Management or another third party under any new agreements.

The payment of fees to Capital Ship Management and compensation for expenses and liabilities incurred on our behalf, as well as the costs associated with future drydockings and/or intermediate surveys on our vessels, which are expected to be significant, could adversely affect our business, financial condition and results of operations, including our ability to make cash distributions.

We cannot assure you that we will pay any distributions to holders of our common units.

We currently observe a cash dividend and cash distribution policy implemented by our board of directors. The actual declaration of future cash distributions, and the establishment of record and payment dates, is subject to the terms of our partnership agreement and final determination by our board of directors each quarter after its review of financial performance. Our ability to pay distributions in any period will depend upon factors, including, but not limited to, our financial condition, results of operations, prospects and applicable provisions of Marshall Islands law. Further, holders of our common units are subject to the prior distribution rights of any holders of our preferred units then outstanding. As of the date hereof, there are 14,023,737 Class B Units issued and outstanding. Under the terms of our partnership agreement, we are prohibited from declaring and paying distributions on our common units until we declare and pay (or set aside for payment) full distributions on the Class B Units. We may not have sufficient cash available each quarter to pay the declared quarterly distribution per Class B or per common unit following establishment of cash reserves and payment of fees and expenses.

The timing and amount of distributions, if any, could be affected by factors affecting cash flows, results of operations, required capital expenditures, compliance with our loan covenants or reserves. Maintaining the distribution policy will depend on shipping market developments and the charter rates we earn when we recharter our vessels, our cash earnings, financial condition and cash requirements, and could be affected by factors, including the loss of a vessel, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, additional borrowings and compliance with our loan covenants, as well as our ability to refinance existing indebtedness, asset valuations or future issuances of securities, which may be beyond our control.

Under Marshall Islands law, a limited partnership shall not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability.

The amount of cash we generate from our operations may differ materially from our profit or loss for the period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

Subject to limited exceptions, our distribution policy may be changed at any time, and from time to time, by our board of directors.

Our common units are equity securities and are subordinated to our existing and future indebtedness and our Class B Units.

Our common units are equity interests in us and do not constitute indebtedness. The common units rank junior to all indebtedness and other non-equity claims on us with respect to the assets available to satisfy claims, including a liquidation of CPLP. Additionally, holders of the common units are subject to the prior distribution and liquidation rights of any holders of the Class B Units and any other preferred units we may issue in the future.

As long as our outstanding Class B Units remain outstanding, distribution payments relating to our common units are prohibited under our partnership agreement until all accrued and unpaid distributions are paid on the Class B Units.

Our board of directors is authorized to issue additional classes or series of preferred units without the approval or consent of the holders of our common units. In addition, holders of the Class B Units have the right to convert all or a portion of their Class B Units at any time into common units. As of the date hereof, 14,023,737 Class B Units are issued and outstanding. Any such actions as described above could adversely affect the market price of our common units.

Matters Related to Investigations of Greek Professional Football (Soccer).

Our former Chairman, Evangelos M. Marinakis, has been the principal owner of the Greek professional football team Olympiacos since January 2011 and has served as President of Olympiacos since December 2010. Mr. Marinakis also was President of the Superleague Greece in which Olympiacos participates and Vice-President of the Hellenic Football Federation from August 2010 for a year. Since 2011, Greek authorities have investigated allegations of match-fixing and other improprieties related to professional football in Greece. Various individuals, including Mr. Marinakis, have been identified as subjects of these investigations. Mr. Marinakis has cooperated with the investigations and has denied any wrongdoing.

While it is not possible to predict the outcome of these matters with certainty, CPLP does not expect that the outcome of these matters will be materially adverse to us or Mr. Marinakis’s relationship to CPLP.

RISKS RELATING TO FINANCING ACTIVITIES

A limited number of financial institutions hold our cash including, from time to time, financial institutions located in Greece.

We maintain our cash with a limited number of financial institutions, occassionally including institutions located in Greece. Of these financial institutions located in Greece, some are subsidiaries of international banks and others are Greek financial institutions. These balances may not be covered by insurance in the event of default by these financial institutions. The ongoing fiscal situation and political uncertainty in Greece may result in an event of default by some or all of these financial institutions. The occurrence of such a default could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have incurred significant indebtedness which could adversely affect our ability to further finance our operations, refinance our existing indebtedness, pursue desirable business opportunities or successfully run our business in the future as well as our ability to make cash distributions.

As of December 31, 2014, our total debt is $577.9 million consisting of: (i) $250.9 million outstanding under a credit facility entered into in 2007 (“2007 credit facility”); (ii) $233.0 million outstanding under a credit facility entered into in 2008 (“2008 credit facility”); (iii) $19.0 million outstanding under a credit facility entered into in 2011 (“2011 credit facility”) and (iv) $75.0 million outstanding under a credit facility entered into in 2013 (“2013 credit facility”). With the exception of part of the 2008 credit facility, which has a quarterly amortization schedule of $1.4 million, the remaining facilities are non-amortizing until March 2016.

As of December 31, 2014, the principal repayment schedule under our existing credit facilities, on an aggregated basis, is as follows:

(Expressed in millions of United States Dollars)

Year	2015	2016	2017	2018	2019	2020
Aggregate Principal Amount Due	$5.4	$98.5	$245.5	$170.8	$5.8	$51.9

Our leverage and debt service obligations could have significant additional consequences, including the following:

•	If future cash flows are insufficient, we may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments we have planned.

•	If future cash flows are insufficient and we are not able to service our debt or, when the non-amortizing period of our existing credit facilities expires in March 2016, we are not able to refinance our existing indebtedness with non-amortizing debt with similar terms to our existing facilities, our obligation to make principal payments under our credit facilities may force us to take actions such as reducing or eliminating distributions, reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection.

•	Our indebtedness will have the general effect of reducing our flexibility to react to changing business and economic conditions insofar as they affect our financial condition and, therefore, may pose substantial risk to our unitholders.

•	In the event that we are liquidated, any of our senior or subordinated creditors and any senior or subordinated creditors of our subsidiaries will be entitled to payment in full prior to any distributions to the holders of our common units.

•	Our 2007, 2008, 2011 and 2013 credit facilities mature in 2017, 2018, 2018 and 2020, respectively. Our ability to secure additional financing, or to refinance such facilities, prior to or after that time, if needed, may be substantially restricted by the existing level of our indebtedness and the restrictions contained in our debt instruments. Upon maturity, we will be required to dedicate a substantial portion of our cash flow to the payment of such debt, which will reduce the amount of funds available for operations, capital expenditures and future business opportunities.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to make cash distributions and to satisfy our obligations under our credit facilities or any debt securities.

Our credit facilities contain, and we expect that any new or amended credit facilities we may enter into will contain, restrictive covenants, which may limit our business and financing activities, including our ability to make cash distributions.

The operating and financial restrictions and covenants in our credit facilities and in any new or amended credit facility we enter into in the future could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, our credit facilities require the consent of our lenders to, or limit our ability to, among other items:

•	incur or guarantee indebtedness;

•	charge, pledge or encumber our vessels;

•	change the flag, class, management or ownership of our vessels;

•	change the commercial and technical management of our vessels;

•	sell or change the beneficial ownership or control of our vessels; and

•	subordinate our obligations thereunder to any general and administrative costs relating to our vessels, including the fixed daily fee payable under the management agreement.

Our credit facilities also require us to comply with the International Safety Management Code and to maintain valid safety management certificates and documents of compliance at all times. In addition our amended credit facilities require us to comply with certain financial covenants:

•	maintain minimum free consolidated liquidity of at least $500,000 per collateralized vessel;

•	maintain a ratio of EBITDA (as defined in each credit facility) to net interest expense of at least 2.00 to 1.00 on a trailing four-quarter basis; and

•	maintain a ratio of net Total Indebtedness to the aggregate Fair Market Value (as each term is defined in each credit facility) of our total fleet, current or future, of no more than 0.725.

In addition, our credit facilities require that we maintain an aggregate fair market value of the vessels in our fleet of at least 125% of the aggregate amount outstanding under each credit facility. The interest margin of our credit facilities was amended to 2.0% for our 2007 credit facility and 3.0% for our 2008 credit facility in connection with our issuance and sale of Class B Units in 2012. The interest margin for our 2011 and 2013 credit facilities is 3.25% and 3.5%, respectively. Our ability to comply with the covenants and restrictions contained in our credit facilities may be affected by events beyond our control, including prevailing economic, financial and industry conditions, interest rate developments, changes in the funding costs of our banks and changes in vessel earnings and asset valuations. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are in breach of any of the restrictions, covenants, ratios or tests in our credit facilities, or if we trigger a cross-default currently contained in our credit facilities, we may be forced to suspend our distributions, a significant portion of our obligations may become immediately due and payable and our lenders’ commitment to make further loans to us may terminate. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, obligations under our credit facilities are secured by our vessels, and if we are unable to repay debt under the credit facilities, the lenders could seek to foreclose on those assets.

Furthermore, any contemplated vessel acquisitions will have to be at levels that do not impair the required ratios set out above. The global economic downturn that occurred within the past several years had an adverse effect on vessel values, which may occur again if an economic slowdown arises in the future. If the estimated asset values of the vessels in our fleet decrease, such decreases may limit the amounts we can draw down under our credit facilities to purchase additional vessels and our ability to expand our fleet. In addition, we may be obligated to prepay part of our outstanding debt in order to remain in compliance with the relevant covenants in our credit facilities. If funds under our credit facilities become unavailable as a result of a breach of our covenants or otherwise, we may not be able to perform our business strategy which could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

If we default under our credit facilities, our ability to make cash distributions may be impaired and we could forfeit our rights in certain of our vessels and their charters.

We have pledged all of our vessels as security to the lenders under our credit facilities. Default under these credit facilities, if not waived or modified, would permit the lenders to foreclose on the mortgages over the vessels and the related collateral, and we could lose our rights in the vessels and their charters.

When final payment is due under our loan agreements, we must repay any borrowings outstanding, including balloon payments. To the extent that cash flows are insufficient to repay any of these borrowings or asset cover is inadequate due to a deterioration in vessel values, we will need to refinance some or all of our loan agreements, replace them with alternate credit arrangements or provide additional security. We may not be able to refinance or replace our loan agreements or provide additional security at the time they become due.

In the event we default under our credit facilities or we are not able to refinance our existing debt obligations with new debt facilities with similar terms to the existing facilities, or if our operating results are not sufficient to service current or future indebtedness, or to make relevant principal repayments if necessary, we may be forced to take actions such as reducing or eliminating distributions, reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing debt, or seeking additional equity capital or bankruptcy protection. In addition, the terms of any refinancing or alternate credit arrangement may restrict our financial and operating flexibility and our ability to make cash distributions.

If we are in breach of any of the terms of our credit facilities, a significant portion of our obligations may become immediately due and payable and our lenders’ commitments to make further loans to us may terminate. We may also be unable to execute our business strategy or make cash distributions.

Our ability to comply with the covenants and restrictions contained in our credit facilities and any other debt instruments we may enter into in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If vessel earnings and valuations, or market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are in breach of any of the restrictions, covenants, ratios or tests in our credit facilities, or if we trigger a cross-default currently contained in our credit facilities or any interest rate swap agreements, or in any such facility or agreement we may enter into, pursuant to their terms, a significant portion of our obligations may become immediately due and payable, and our lenders’ commitment to make further loans to us may terminate. We may not be able to reach agreement with our lenders to amend the terms of the loan agreements or waive any breaches and we may not have, or be able to obtain, sufficient funds to make any accelerated payments. In addition, obligations under our credit facilities are secured by our vessels, and if we are unable to repay debt under the credit facilities, the lenders could seek to foreclose on those assets. Furthermore, if funds under our credit facilities become unavailable as a result of a breach of our covenants or otherwise, we may not be able to execute our business strategy, which could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

Restrictions in our debt agreements may prevent us from paying distributions.

Our payment of interest and, following the end of the relevant non-amortizing periods, principal on our debt will reduce cash available for distribution on our units. In addition, our credit facilities prohibit the payment of distributions if we are not in compliance with certain financial covenants or upon the occurrence of an event of default or if the fair market value of the vessels in our fleet is less than 125% of the aggregate amount outstanding under each of our credit facilities.

Events of default under our credit facilities include:

•	failure to pay principal or interest when due;

•	breach of certain undertakings, negative covenants and financial covenants contained in the credit facility, any related security document or guarantee or the interest rate swap agreements, including failure to maintain unencumbered title to any of the vessel owning subsidiaries or any of the assets of the vessel owning subsidiaries and failure to maintain proper insurance;

•	any breach of the credit facility, any related security document or guarantee or the interest rate swap agreements (other than breaches described in the preceding two bullet points) if, in the opinion of the lenders, such default is capable of remedy and continues unremedied for 20 days after written notice of the lenders;

•	any representation, warranty or statement made by us in the credit facility or any drawdown notice thereunder or related security document or guarantee or the interest rate swap agreements is untrue or misleading when made;

•	a cross-default of our other indebtedness of $5.0 million or greater, or of the indebtedness of our subsidiaries of $750,000 or greater;

•	we become, in the reasonable opinion of the lenders, unable to pay our debts when due;

•	any of our or our subsidiaries’ assets are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of $1.0 million or more that is not discharged within 10 business days;

•	an event of insolvency or bankruptcy;

•	cessation or suspension of our business or of a material part thereof;

•	unlawfulness, non-effectiveness or repudiation of any material provision of our credit facility, of any of the related finance and guarantee documents or of our interest rate swap agreements;

•	failure of effectiveness of security documents or guarantee;

•	our common units cease to be listed on the Nasdaq Global Select Market or on any other recognized securities exchange;

•	any breach under any provisions contained in our interest rate swap agreements;

•	termination of any interest rate swap agreements or an event of default thereunder that is not timely remedied;

•	invalidity of a security document in any material respect or if any security document ceases to provide a perfected first priority security interest;

•	failure by key charter parties, such as HMM, BP Shipping Limited, Maersk Line or CMA CGM, to comply with the terms of their charters and we are unable to replace the charter in a manner that meets our obligations under the facilities; or

•	any other event that occurs or circumstance that arises in light of which the lenders reasonably consider that there is a significant risk that we will be unable to discharge our liabilities under the credit facility, related security and guarantee documents or interest rate swap agreements.

We anticipate that any subsequent refinancing of our current debt or any new debt could have similar or more onerous restrictions. For more information regarding our financing arrangements, please read “Item 5A: Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report.

RISKS INHERENT IN AN INVESTMENT IN US

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

Our vessels call in ports throughout the world and smugglers may attempt to hide drugs and other contraband on our vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessels, and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims or penalties, which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to make distributions.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board (“PCAOB”), inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. The PCAOB did conduct inspections in Greece in 2008 and evaluated our auditor’s performance of audits of SEC registrants and our auditor’s quality controls. The PCAOB issued its report which can be found on the PCAOB website. Currently however the PCAOB is unable to conduct inspections in Greece until such time as a cooperation agreement between the PCAOB and the Greek Accounting & Auditing Standards Oversight Board (AAOB) is reached. Accordingly, unlike for most U.S. public companies, should the PCAOB again wish to conduct an inspection it is currently prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, our shareholders would be deprived of the possible benefits of such inspections.

Unitholders have limited voting rights and our partnership agreement restricts the voting rights of unitholders owning 5% or more of our units.

Holders of common units have only limited voting rights on matters affecting our business. We hold a meeting of our limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders (excluding Capital Maritime and its affiliates) elect five of the eight members of our board of directors. The elected directors are elected on a staggered basis and serve for three-year terms. Our general partner in its sole discretion has the right to appoint the remaining three directors, who also serve for three-year terms. Our partnership agreement also contains provisions limiting the ability of common unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders have no right to elect our general partner and our general partner may not be removed except by a vote of the holders of at least 66 2/3 % of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class and a majority vote of our board of directors. Currently, 85,231,569 common units are owned by non-affiliated public unitholders, representing 81.7% of our common units and a 70.8% common unitholder interest in us overall.

Our partnership agreement further restricts unitholders’ voting rights by providing that if any person or group, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of our board of directors, beneficially owns 5% or more of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to our board, determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. As affiliates of our general partner, Capital Maritime and Crude Carriers Investments Corp. (“Crude Carriers Investments”) are not subject to this limitation.

The vote of a majority of our common unitholders generally is required to amend the terms of our partnership agreement, including votes cast by affiliates of our general partner. As of the date hereof, an 18.3% interest in us may be deemed to be beneficially owned by affiliates of our general partner which can significantly impact any vote under the terms of our partnership agreement and may significantly affect your rights under our partnership agreement. In addition, affiliates of our general partner are not subject to the limitations on voting rights imposed on our other limited partners and may favor their own interests in any vote by our unitholders.

Under the terms of our partnership agreement the affirmative vote of a majority of common units (including, in certain circumstances described in our partnership agreement, the votes of holders of Class B Units voting on an as-converted basis, or in certain other cases a higher percentage), is required in order to reach certain decisions or actions, including:

•	amendments to the definition of available cash, operating surplus and adjusted operating surplus;

•	changes in our cash distribution policy;

•	elimination of the obligation to pay the minimum quarterly distribution;

•	elimination of the obligation to hold an annual general meeting;

•	removal of any appointed director for cause;

•	transfer of the general partner interest;

•	transfer of incentive distribution rights;

•	the ability of the board of directors to sell, exchange or otherwise dispose of all or substantially all of our assets;

•	resolution of conflicts of interest;

•	withdrawal of the general partner;

•	removal of the general partner;

•	dissolution of the partnership;

•	change to the quorum requirements;

•	approval of merger or consolidation; and

•	any other amendment to our partnership agreement, except for certain amendments related to our day-to-day management and amendments necessary or appropriate to carrying on our business consistent with historical practice, including any change that our board of directors determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership, or any amendment that our board of directors, and, if required, our general partner, determines to be necessary or appropriate in connection with the authorization and issuance of any class or series of our securities.

Capital Maritime, our largest unitholder, may propose amendments to our partnership agreement that may favor its interests over yours and which may change or limit your rights under our partnership agreement. Furthermore, our partnership agreement provides that any changes to the rights of the Class B unitholders, whose rights rank senior to those of our common unitholders in many respects, must be approved by at least 75% of the holders of such units, excluding units held by Capital Maritime and its affiliates.

As of the date hereof, the Marinakis family may be deemed to beneficially own on a fully converted basis a 17.6% and on a non-fully converted basis a 19.9% interest in us through its beneficial ownership of common units through, among others, Capital Maritime, which may be deemed to beneficially own a 14.9% interest in us, including 15,764,181 common units and a 2% interest in us (1.8% on a fully-converted basis) through its ownership of our general partner, and Crude Carriers Investments, which may be deemed to beneficially own a 2.7% interest in us. These considerations may significantly impact any vote under the terms of our partnership agreement and may significantly affect your rights under our partnership agreement.

Future sales of our common units, or the issuance of additional preferred units, debt securities or warrants, could cause the market price of our common units to decline.

The market price of our common units could decline due to sales of a large number of units, or the issuance of debt securities or warrants, in the market, or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common units.

In addition, pursuant to the terms of our partnership agreement, holders of our Class B Units may convert all or a portion of their Class B Units into common units at any time, and from time to time, at a ratio of one-for-one, such conversion ratio to be adjusted in the event that, among other certain anti-dilution protection provisions, the distribution rate on our common units is increased. As of the date hereof, certain Class B unitholders, including Capital Maritime, have converted an aggregate of 10,631,817 Class B Units into 10,631,817 common units.

We may issue additional equity securities without your approval, which would dilute your ownership interests.

We may, without the approval of our unitholders, issue an unlimited number of additional units or other equity securities, including securities to Capital Maritime. As of the date hereof, we have issued and outstanding 14,023,737 Class B Units to certain investors, which are convertible on a one-for-one basis into common units under certain circumstances, and have also issued 24,967,240 common units to holders of Crude Carriers’ shares, in a unit-for-share transaction consummated in September 2011 whereby Crude Carriers became a wholly-owned subsidiary of ours. We have also issued common units in connection with the acquisition of certain of our vessels, either directly to Capital Maritime or through public offerings, including an issuance of 279,286 common units in August 2013 in connection with the purchase of the Hyundai Prestige, Hyundai Privilege and Hyundai Platinum. In

addition, on August 21, 2014, following approval obtained from our limited partners at our 2014 annual meeting, we amended and restated our Omnibus Incentive Compensation Plan, adopted in April 2008, as amended, to increase the maximum number of restricted units authorized for issuance thereunder from 800,000 to 1,650,000, of which 795,200 have been previously issued and have vested. We also issued an aggregate of 17,250,000 common units in a public offering in September 2014, which included the full exercise of the underwriters’ overallotment option of 2,250,000 common units. In accordance with the terms of such offering, we used part of the proceeds from such offering to acquire from Capital Maritime 5,950,610 common units, which were canceled immediately after their acquisition. We may make additional such issuances in the future. The issuance by us of additional units or other equity securities of equal or senior rank may have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the units may decline.

Our organization as a limited partnership under the laws of the Republic of the Marshall Islands may limit the ability of unitholders to protect their interests.

Our affairs are governed by our partnership agreement and the Marshall Islands Limited Partnership Act (“MILPA”). The provisions of the MILPA resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The MILPA also provides that it is to be applied and construed to make the laws of the Marshall Islands, with respect to the subject matter of the MILPA, uniform with the laws of the State of Delaware and, so long as it does not conflict with the MILPA or decisions of the High and Supreme Courts of the Republic of the Marshall Islands, the non-statutory law (or case law) of the State of Delaware is adopted as the law of the Marshall Islands. However, there have been few, if any, judicial cases in the Republic of the Marshall Islands interpreting the MILPA. For example, the rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Although the MILPA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware, our public unitholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling unitholders than would shareholders of a limited partnership organized in a U.S. jurisdiction.

It may not be possible for investors to enforce U.S. judgments against us.

We are organized under the laws of the Republic of the Marshall Islands, as is our general partner and most of our subsidiaries. Most of our directors and the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our assets and those of our subsidiaries are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or organized or where our assets or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would impose, in original actions, liabilities against us or our subsidiaries based upon these laws.

TAX RISKS

U.S. tax authorities could treat us as a “passive foreign investment company”, which could have adverse U.S. federal income tax consequences to U.S. unitholders.

A foreign entity taxed as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes if (x) at least 75% of its gross income for any taxable year consists of certain types of “passive income”, or (y) at least 50% of the average value of the entity’s assets produce or are held for the production of those types of “passive income”. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”. U.S. persons who own shares of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current and projected method of operation, we believe that we are not currently a PFIC and we do not expect to become a PFIC in the future. We intend to treat our income from spot and time chartering activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. However, no assurance can be given that the Internal Revenue Service (the “IRS”) or a United States court will accept this position, and there is accordingly a risk that the IRS or a United States court could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations. See “Material United States Federal Income Tax Considerations—Ownership and Disposition of Common Units—PFIC Status and Significant Tax Consequences” beginning on page 37.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the Internal Revenue Code of 1986, as amended (the “Code”), 50% of the gross shipping income of a vessel owning or chartering corporation that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income, and such income generally is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code. We believe that we and each of our subsidiaries will qualify for this statutory tax exemption, and we will take this position for U.S. federal income tax return reporting purposes. See “Material United States Federal Income Tax Considerations—Certain Considerations Relating to the United States Federal Income Taxation of CPLP” beginning on page 37. However, there are factual circumstances, including some that may be beyond our control, which could cause us to lose the benefit of this tax exemption. In addition, our conclusion that we currently qualify for this exemption is based upon legal authorities that do not expressly contemplate an organizational structure such as ours. Although we have elected to be treated as a corporation for U.S. federal income tax purposes, for corporate law purposes we are organized as a limited partnership under Marshall Islands law. Our general partner will be responsible for managing our business and affairs and has been granted certain veto rights over decisions of our board of directors. Therefore, we can give no assurances that the IRS will not take a different position regarding our qualification, or the qualification of any of our subsidiaries, for this tax exemption.

If we or our subsidiaries are not entitled to this exemption under Section 883 of the Code for any taxable year, we or our subsidiaries generally would be subject for those years to a 4% U.S. federal gross income tax on our U.S. source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our unitholders.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	acquisitions, including vessel acquisitions;

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital or capital expenditures.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. We will not receive any proceeds from the sale of our common units by any selling unitholder.

PRICE RANGE OF COMMON UNITS

Our common units started trading on the Nasdaq Global Select Market under the symbol “CPLP” on March 30, 2007. The following table sets forth the high and low closing market prices in U.S. Dollars for our common units for each of the periods indicated.

	High	Low
Year Ended: December 31,
2014	$11.56	$6.79
2013	10.57	6.81
2012	8.74	6.21
2011	11.32	4.89
2010	10.01	6.88
Quarter Ended:
December 31, 2014	9.90	6.79
September 30, 2014	11.56	9.79
June 30, 2014	11.56	10.53
March 31, 2014	11.15	9.68
December 31, 2013	10.57	8.24
September 30, 2013	9.97	8.61
June 30, 2013	9.48	8.13
March 31, 2013	8.28	6.81
Month Ended:
March 31, 2015(1)	9.69	9.07
February 28, 2015	9.30	8.63
January 31, 2015	9.16	7.84
December 31, 2014	8.00	6.79
November 30, 2014	9.19	7.82
October 31, 2014	9.90	7.70
September 30, 2014	10.96	9.79

(1)	For period up to and including March 13, 2015.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to (a) fixed charges and (b) fixed charges and preferred unit distributions for the periods presented for the periods presented.

For the purpose of calculating such ratios, “earnings” consist of CPLP’s net income before fixed charges. “Fixed charges” consist of interest expense and amortization of debt issuance finance costs. “Preferred dividend declared” represent the amount of pre-tax earnings that is required to pay the distributions on outstanding preferred units and is computed as the amount of (a) the distribution divided by (b) the result of one minus the effective income tax rate applicable to continuing operations.

(Expressed in thousands of United States Dollars)

		Year Ended December 31,
	2014	2013	2012		2011	2010
EARNINGS
Partnership’s net income/(loss)	44,012	99,481	(21,189)		87,120	17,936
Interest Expense (1)	18,076	15,338	26,095		32,970	32,502
Amortization of finance cost	821	451	481		618	547
Total Earnings	62,909	115,270	5,387		120,708	50,985
FIXED CHARGES
Interest Expense (1)	18,076	15,338	26,095		32,970	32,502
Amortization of finance cost	821	451	481		618	547
Total Fixed Charges	18,897	15,789	26,576		33,588	33,049
Preferred dividend declared	14,042	18,805	10,809		—	—
Total Fixed Charges and Preferred Dividends	32,939	34,594	37,385		33,588	33,049
Ratio of Earnings to Fixed Charges	3.3x	7.3x	0.2x		3.6x	1.5x
Ratio of Earnings to Fixed Charges and Preferred Dividends (2)	1.9x	3.3x	0.1x	(3)	3.6x	1.5x

(1)	Interest expense consists of interest costs incurred under our $370.0 million, $350.0 million, $25.0 million, and $225.0 million credit facilities, interest costs associated with our swap agreements until their expiration in March 2013, as well as commitment and annual loan fees.
(2)	Our loan facilities covenants have an EBITDA to Net Interest expenses requirement, which is different from the ratio of earnings to fixed charges.
(3)	For the year ended December 31, 2012, earnings were inadequate to cover total fixed charges and preferred dividends by approximately $32.0 million.

DESCRIPTION OF SECURITIES

We may offer common units, preferred units or debt securities. We will set forth in an accompanying prospectus supplement a description of the common units, preferred units or debt securities that may be offered under this prospectus. The terms of the offering of securities, including the public offering price and any net proceeds to us, will be contained in the accompanying prospectus supplement and other offering material relating to such offering.

SELLING UNITHOLDERS

Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings we make with the SEC under the Exchange Act, that are incorporated by reference.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of acquiring, owning and disposing of common units or certain debt securities that we may offer pursuant to this prospectus. In the case of debt securities, it only applies to U.S.-dollar denominated debt instruments that are not convertible into or exercisable or exchangeable for other securities that pay interest at least annually at a single fixed or qualified floating rate, that have a term of not more than 30 years and that are not issued at a premium or with more than a de minimis amount of discount to their principal amount. The applicable prospectus supplement will discuss, as applicable, the material United States federal income tax consequences of acquiring, owning and disposing of any units or debt securities that are convertible into or exercisable or exchangeable for other securities, preferred units, and debt securities that may be subject to special United States federal income tax rules, including (without limitation), debt securities issued with original issue discount or with premium, debt securities denominated in, or linked to, non-U.S. dollar currencies, indexed debt securities and debt securities subject to the special rules for contingent payment debt instruments. To the extent this section consists of statements as to matters of tax law, this section is the opinion of Sullivan & Cromwell LLP, our United States counsel. This section applies to you only if you acquire your common units or debt securities in an offering or offerings contemplated by this prospectus and you hold your common units or debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of common units,

•	a person that holds common units or debt securities as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells common units or debt securities as part of a wash sale for tax purposes,

•	a U.S. expatriate, or

•	a U.S. Holder (as defined below) of common units or debt securities whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds common units or debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership holding common units or debt securities, you should consult your tax advisors with regard to the United States federal income tax treatment of an investment in common units or debt securities.

For the purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of common units or debt securities and you are:

•	an individual citizen or resident of the United States for United States federal income tax purposes,

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust which either (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

For the purposes of this section, a “Non-U.S. Holder” is a beneficial owner of common units or debt securities (other than a partnership) that is not a U.S. person for United States federal income tax purposes.

If you purchase debt securities at a price other than their offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

For a discussion of certain considerations relating to the United States federal income taxation our company, please see “Certain Considerations Relating to the United States Federal Income Taxation of CPLP.”

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses United States federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the United States federal income tax consequences of the ownership of common units or debt securities in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Characterization of CPLP

We have elected to be taxed as a corporation for United States federal income tax purposes. As such, among other consequences, U.S. Holders of common units will, subject to the discussion of certain rules relating to passive foreign investment companies (“PFICs”) below (please see “Ownership and Disposition of Common Units—PFIC Status and Significant Tax Consequences”), generally not be directly subject to United States federal income tax on our income, but rather will be subject to United States federal income tax on distributions received from us and dispositions of common units, as described below. Additionally, our distributions to common unitholders will generally be reported on Internal Revenue Service (“IRS”) Form 1099-DIV.

Ownership and Disposition of Common Units

U.S. Holders of Common Units

Distributions

Subject to the discussion of the rules applicable to PFICs below, any distributions made by us with respect to the common units to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to the common units generally will be treated as “passive” income from sources outside the United States for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on the common units to a U.S. Holder who is an individual, trust or estate (or a “U.S. Individual Holder”) will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential rates applicable to long-term capital gain provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the Nasdaq Global Select Market on which our common units are traded); (ii) we are not a PFIC (which we do not believe we are, have been or will be, as discussed below); (iii) the U.S. Individual Holder has owned the common units for more than 60 days in the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such units) and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on the common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on the common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend is, generally, a dividend with respect to a unit if the amount of the dividend is equal to or in excess of 10 percent of a unitholder’s adjusted basis (or fair market value in certain circumstances) in such unit. If we pay an “extraordinary dividend” on the common units that is treated as “qualified dividend income”, then any loss derived by a U.S. Individual Holder from the sale or exchange of such units will be treated as long-term capital loss to the extent of the amount of such dividend.

Disposition of Common Units

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such units. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations. Long-term capital gain of a U.S. Individual Holder is generally subject to tax at preferential rates.

Non-U.S. Holders of Common Units

Distributions

Distributions paid to a Non-U.S. Holder in respect of common units will not be subject to United States federal income tax unless the distributions are “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States, and the distributions are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis. In such cases, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder. “Effectively connected” distributions recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Units

A Non-U.S. Holder will not be subject to United States federal income tax on gain recognized on the sale or other disposition of common units unless (i) the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, or (ii) the Non-U.S. Holder is an individual, the Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the sale, and certain other conditions exist. “Effectively connected” gains recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. entity taxed as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common units, either:

•	at least 75% of our gross income (including the gross income of our vessel owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us (including the assets of our vessel owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our current and projected methods of operation, we believe that we are not currently a PFIC, nor do we expect to become a PFIC. Although there is no legal authority directly on point, and we are not obtaining a ruling from the IRS on this issue, we will take the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time and spot chartering activities of our wholly owned subsidiaries constitutes services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we were a PFIC.

As noted above, there is, however, no direct legal authority under the PFIC rules addressing our method of operation. Moreover, in a case not specifically interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should have been treated as services income. Additionally, the IRS later affirmed its position in Tidewater, adding further that the time charters at issue would be treated as giving rise to services income under the PFIC rules.

No assurance, however, can be given that the IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine we are or were a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund”, (a “QEF election”). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such units owned by such holder will generally be treated as units in a PFIC even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file IRS Form 8621 with the holder’s U.S. federal income tax return to report the holder’s ownership of our common units.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, (such U.S. Holder, an “Electing Holder”), the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed income. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common units and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return and a second copy in accordance with the instructions to such form. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will attempt to provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common units were treated as “marketable stock”, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common units at the end of the taxable year over such holder’s adjusted tax basis in the common units. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common units would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders not making a timely QEF or mark-to-market election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (such U.S. Holder, a “Non-Electing Holder”), would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of our common units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

Ownership and Disposition of Debt Securities

U.S. Holders of Debt Securities

Payments of Interest

A U.S. Holder will be taxed on interest on its debt securities as ordinary income at the time the U.S. Holder receives the interest or when the interest accrues, depending on the U.S. Holder’s method of accounting for tax purposes.

A U.S. Holder must include any tax withheld from an interest payment as ordinary income even if the U.S. Holder does not in fact receive the withheld portion. A U.S. Holder may be entitled to deduct or credit this tax, subject to applicable limits. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in their situation. Interest paid by us on the debt securities is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a U.S. Holder and will, depending on a U.S. Holder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of Debt Securities

A U.S. Holder’s tax basis in its debt securities generally will be the U.S. Holder’s cost. A U.S. Holder will generally recognize capital gain or loss on the sale or retirement of its debt securities equal to the difference between the amount the U.S. Holder realizes on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and the U.S. Holder’s tax basis in its debt securities. Capital gain of a U.S. Non-Corporate Holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Non-U.S. Holders of Debt Securities

Payments of Interest

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, interest on debt securities paid to a Non-U.S. Holder is exempt from United States federal income tax, including withholding tax, whether or not such Non-U.S. Holder is engaged in a trade or business in the United States, unless:

•	such Non-U.S. Holder is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code, or

•	such Non-U.S. Holder both

•	has an office or other fixed place of business in the United States to which the interest is attributable and

•	derives the interest in the active conduct of a banking, financing or similar business within the United States or is a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale and Retirement of Debt Securities

A Non-U.S. Holder of debt securities generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of debt securities unless:

•	the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States or

•	such Non-U.S. Holder is an individual, the Non-U.S. Holder is present in the United States for 183 or more days during the taxable year in which the gain is realized, and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend and interest income and its net gains from the disposition of common units and debt securities, unless such dividend income, interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in common units or debt securities.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of common units and debt securities.

Backup Withholding and Information Reporting

If you are a U.S. Non-Corporate Holder, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend and interest payments or other taxable distributions made to you within the United States and payments of principal on debt securities made to you within the United States, and

•	the payment of proceeds to you from the sale of common units or debt securities effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a U.S. Non-Corporate Holder that fails to comply with applicable certification requirements or that is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a Non-U.S. Holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and payments of principal and interest made to you outside the United States by us or another non-U.S. payor, and

•	other dividend payments and payments of principal and interest made within the United States and the payment of the proceeds from the sale of common units or debt securities effected at a U.S. office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of common units or debt securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common units or debt securities that is effected at a foreign office of a broker will be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if:

•	the broker has certain connections to the United States,

•	the proceeds or confirmation are sent to the United States, or

•	the sale has some other specified connection with the United States as provided in United States Treasury regulations.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Certain Considerations Relating to the United States Federal Income Taxation of CPLP

Election to be Taxed as a Corporation

We have elected to be taxed as a corporation for U.S. federal income tax purposes. As such, among other consequences, U.S. Holders will, subject to the discussion of certain rules relating to PFICs above, generally not directly be subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of common units, as described above. As a corporation, we may be subject to U.S. federal income tax on our income as discussed below. Additionally, distributions from us to common unitholders will generally be reported on Internal Revenue Service Form 1099-DIV.

Taxation of Operating Income

We expect that substantially all of our gross income will continue to be attributable to the transportation of crude oil and related oil products as well as dry cargo and containerized goods. For this purpose, gross income attributable to transportation (or “Transportation Income”) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes spot charter, time charter and bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (or “U.S. Source International Transportation Income”) will be considered to be 50% derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States (or “U.S. Source Domestic Transportation Income”) will be considered to be 100% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to U.S. federal income tax.

Based on our current operations, we do not expect to have U.S. Source Domestic Transportation Income. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of U.S. Source International Transportation Income, as well as give rise to U.S. Source Domestic Transportation Income, all of which could be subject to U.S. federal income taxation unless exempt from U.S. taxation under Section 883 of the Code (or the “Section 883 Exemption”), as discussed below.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury regulations thereunder (the “Section 883 Regulations”), it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption applies to U.S. Source International Transportation Income and other forms of related income, such as gain from the sale of a vessel. As discussed below, we believe that under our current ownership structure, the Section 883 Exemption will apply and that, accordingly, we will not be taxed on our U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

We will qualify for the Section 883 Exemption if, among other matters, we meet the following three requirements:

•	We are organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “Equivalent Exemption”);

•	We satisfy the “Publicly Traded Test” (as described below); and

•	We meet certain substantiation, reporting and other requirements.

The Publicly Traded Test requires that the stock of a non-U.S. corporation be “primarily and regularly traded” on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations provide, in pertinent part, that equity interests in a non-U.S. corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of units of each class of equity relied upon to meet the “regularly traded” test that are traded during any taxable year on all established securities markets in that country exceeds the number of units in each such class that are traded during that year on established securities markets in any other single country. Equity of a non-U.S. corporation will be considered to be “regularly traded” on an established securities market under the Section 883 Regulations if one or more classes of equity of the corporation that, in the aggregate, represent more than 50% of the total combined voting power and value of the non-U.S. corporation are listed on such market and certain trading volume requirements are met or deemed met as described below. For this purpose, if one or more “5% Unitholders” (i.e., a unitholder holding, actually or constructively, at least 5% of the vote and value of a class of equity) own in the aggregate 50% or more of the vote and value of a class of equity (the “Closely Held Block”), such class of equity will not be counted towards meeting the “primarily and regularly traded” test (the “Closely Held Block Exception”).

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Consequently, our U.S. Source International Transportation Income (including, for this purpose, (i) any such income earned by our subsidiaries that have properly elected to be treated as partnerships or disregarded as entities separate from us for U.S. federal income tax purposes and (ii) any such income earned by subsidiaries that are corporations for U.S. federal income tax purposes, are organized in a jurisdiction that grants an Equivalent Exemption and whose outstanding stock is owned 50% or more by value by us) will be exempt from U.S. federal income taxation provided we meet the Publicly Traded Test. In addition, since our common units are only traded on the Nasdaq Global Select Market, which is considered to be an established securities market, our common units will be deemed to be “primarily traded” on an established securities market.

We believe we meet the trading volume requirements of the Section 883 Exemption, because the pertinent regulations provide that trading volume requirements will be deemed to be met with respect to a class of equity traded on an established securities market in the United States where, as will be the case for our common units, the units are regularly quoted by dealers who regularly and actively make offers, purchases and sales of such units to unrelated persons in the ordinary course of business. Additionally, the pertinent regulations also provide that a class of equity will be considered to be “regularly traded” on an established securities market if (i) such class of stock is listed on such market, (ii) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year, and (iii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. We believe that trading of our common units has satisfied these conditions in the past, and we expect that such conditions will continue to be satisfied. Finally, we believe that our common units represent more than 50% of our voting power and value and accordingly we believe that our units should be considered to be “regularly traded” on an established securities market.

These conclusions, however, are based upon legal authorities that do not expressly contemplate an organizational structure such as ours. In particular, although we have elected to be treated as a corporation for U.S. federal income tax purposes, for corporate law purposes, we are organized as a limited partnership under Marshall Islands law and our general partner is responsible for managing our business and affairs and has been granted certain veto rights over decisions of our board of directors. Accordingly, it is possible that the IRS could assert that our units do not meet the “regularly traded” test.

We expect that our units will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception, because our partnership agreement provides that the voting rights of any 5% Unitholders (other than our general partner and its affiliates, their transferees and persons who acquired such units with the approval of our board of directors) are limited to a 4.9% voting interest in us regardless of how many common units are held by that 5% Unitholder. (The voting rights of any such Unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote). If Capital Maritime and our general partner own 50% or more of our common units, they will provide the necessary documents to establish an exception to the application of the Closely Held Block Exception. This exception is available when shareholders residing in a jurisdiction granting an Equivalent Exemption and meeting certain other requirements own sufficient shares in the Closely Held Block to preclude shareholders who have not met such requirements from owning 50% or more of the outstanding class of equity relied upon to satisfy the Publicly Traded Test.

Thus, although the matter is not free from doubt, we believe that we will satisfy the Publicly Traded Test. Should any of the facts described above cease to be correct, our ability to satisfy the test will be compromised.

Taxation of Operating Income in the Absence of the Section 883 Exemption

If we earn U.S. Source International Transportation Income and the Section 883 Exemption does not apply, the U.S. source portion of such income may be treated as effectively connected with the conduct of a trade or business in the United States (or “Effectively Connected Income”) if we have a fixed place of business in the United States and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on our current operations, none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters attributable to a fixed place of business in the United States. As a result, we do not anticipate that any of our U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that we will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income. In addition, any U.S. Source Domestic Transportation Income generally will be treated as Effectively Connected Income.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate is currently 35%). In addition, a 30% branch profits tax imposed under Section 884 of the Code also would apply to such income, and a branch interest tax could be imposed on certain interest paid or deemed paid by us.

Taxation of Gain on the Sale of a Vessel

Provided we qualify for the Section 883 Exemption, gain from the sale of a vessel should be exempt from tax under Section 883. If, however, we do not qualify for the Section 883 Exemption, then such gain could be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

The 4% Gross Basis Tax

If the Section 883 Exemption does not apply and the net basis tax does not apply, we would be subject to a 4% U.S. federal income tax on the U.S. source portion of our U.S. Source International Transportation Income, without the benefit of deductions.

NON-UNITED STATES TAX CONSEQUENCES

The following is the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and is based on and relates solely to the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands and, if applicable, are not citizens of the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to the offerings of common units, preferred units and debt securities will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder or a debt security holder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common units, preferred units or debt securities and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units, preferred units or debt securities.

PLAN OF DISTRIBUTION

We or any selling unitholder may sell the securities offered by this prospectus and applicable prospectus supplements from time to time on a continuous or delayed basis:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers or other persons or entities;

•	through a combination of any such methods; or

•	through other means.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in a prospectus supplement or other appropriate filing.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Republic of the Marshall Islands as a limited partnership. Our general partner is formed under the laws of the Republic of the Marshall Islands as a limited liability company. The Republic of the Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our general partner, our subsidiaries or the directors and officers of our general partner, or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in The City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (1) recognize or enforce against us, our directors, our general partner, our subsidiaries or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our directors, our general partner, our subsidiaries or our general partner’s directors or officers in original actions brought in the Republic of the Marshall Islands, based on these laws.

VALIDITY OF SECURITIES

Unless otherwise stated in any prospectus supplement, the validity of the securities will be passed upon by Watson Farley & Williams LLP, as to matters of Marshall Islands law, and by Sullivan  & Cromwell LLP, as to matters of New York law.

EXPERTS

The consolidated financial statements of Capital Product Partners L.P. (“CPLP”), incorporated in this prospectus by reference from CPLP’s Annual Report on Form 20-F, and the effectiveness of CPLP’s internal control over financial reporting, have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte, Hadjipavlou, Sofianos & Cambanis S.A. are located at Fragoklissias 3a  & Granikou Str., GR 151 25, Maroussi, Athens, Greece.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering.

U.S. Securities and Exchange Commission registration fee	*
Financial Industry Regulatory Authority filing fee	**
Nasdaq Global Select Market listing fee	**
Legal fees and expenses	**
Accounting fees and expenses	**
Printing and engraving costs	**
Transfer agent fees and expenses	**
Miscellaneous	**

Total	**

*	In accordance with Rules 456(b) and 457(r) of the Securities Act, as amended, we are deferring payment of the registration fee for the securities offered. Pursuant to Rule 457(p) under the Securities Act, U.S. $19,080.26 on account with the SEC in connection with the Registrant’s Registration Statement No. 333-177491, which has not been applied to the payment of registration fees for securities sold in the United States, will be carried over to this Registration Statement and applied to the payment of registration fees in respect of eventual sales of securities hereunder.
**	Amounts to be provided in a prospectus supplement or furnished in a Current Report on Form 6-K subsequently incorporated by reference into this prospectus.

Capital Product Partners L.P.

Common Units

Preferred Units

Debt Securities

PROSPECTUS

March 16, 2015

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

CPLP is a Marshall Islands limited partnership. Under the Marshall Islands Limited Partnership Act, a partnership agreement may set forth that the partnership shall indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The Partnership Agreement provides that to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, the general partner, CPLP’s board or directors and any other person the CPLP board of directors decides, shall be indemnified and held harmless by CPLP from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such person may be involved, or is threatened to be involved, as a party or otherwise, provided, however, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the person is seeking indemnification, the person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was unlawful; and, provided further, that indemnification shall be available to the general partner or its affiliates only for obligations incurred on behalf of CPLP.

Under the Partnership Agreement, each CPLP director is reimbursed for out-of-pocket expenses in connection with attending meetings of the CPLP board of directors or committees and is fully indemnified by CPLP for actions associated with being a director to the fullest extent permitted under Marshall Islands law, provided that indemnification is not available where there has been a final, non-appealable judgment entered by a court of competent jurisdiction that the director acted in bad faith or engaged in fraud or willful misconduct.

CPLP currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description

1.1	Form of Purchase Agreement*

1.2	Form of Underwriting Agreement*

4.1	Amendment, dated as of September 30, 2011, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (1)

4.2	Second Amendment, dated as of May 22, 2012, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (2)

4.3	First Amended and Restated Omnibus Agreement, by and among Capital Maritime & Trading Corp., Capital GP L.L.C., Capital Product Operating L.L.C. and Capital Product Partners L.P., dated as of September 30, 2011(1)

4.4	Third Amendment, dated as of May 19, 2013, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (3)

4.5	Fourth Amendment, dated as of August 21, 2014, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010(4)

4.6	Form of Indenture for Debt Securities†

4.7	Form of Debt Securities (included in Exhibit 4.6)

5.1	Opinion of Watson, Farley & Williams LLP as to the legality of the securities being registered

5.2	Opinion of Sullivan & Cromwell LLP

8.1	Opinion of Sullivan & Cromwell LLP relating to tax matters

8.2	Opinion of Watson, Farley & Williams LLP relating to tax matters

21.1	List of Subsidiaries of Capital Product Partners L.P.

23.1	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

23.2	Consent of Watson, Farley & Williams LLP (contained in Exhibits 5.1 and 8.2)

23.3	Consent of Sullivan & Cromwell LLP (contained in Exhibits 5.2 and 8.1)

25.1	Form T-1 Statement of Eligibility respecting the Indenture**

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is subsequently incorporated by reference into this registration statement.
**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.
†	Subordinated debt securities may be issued pursuant to Exhibit 4.6.
(1)	Previously furnished on September 30, 2011, as an exhibit to the registrant’s Current Report on Form 6-K.
(2)	Previously furnished on May 23, 2012, as an exhibit to the registrant’s Current Report on Form 6-K.
(3)	Previously furnished on March 21, 2013, as an exhibit to the registrant’s Current Report on Form 6-K.
(4)	Previously furnished on August 26, 2014, as an exhibit to the registrant’s Current Report on Form 6-K.

Item 10. Undertakings.

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act to any purchaser:

a.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on the 16th day of March, 2015.

CAPITAL PRODUCT PARTNERS L.P.,

By: Capital GP L.L.C., its general partner

/s/ Petros Christodoulou
Name:	Petros Christodoulou
Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

POWER OF ATTORNEY

Each person whose signature appears below appoints Petros Christodoulou as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ PETROS CHRISTODOULOU Petros Christodoulou	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer) of Capital GP L.L.C. and Director	March 16, 2015

/s/ IOANNIS E. LAZARIDIS	Director and Chairman of the Board	March 16, 2015
Ioannis E. Lazaridis

/s/ KEITH FORMAN	Director	March 16, 2015
Keith Forman

/s/ JERRY KALOGIRATOS	Director	March 16, 2015
Jerry Kalogiratos

/s/ PIERRE DE DEMANDOLX-DEDONS	Director	March 16, 2015
Pierre de Demandolx-Dedons

/s/ ABEL RASTERHOFF	Director	March 16, 2015
Abel Rasterhoff

/s/ DIMITRIS CHRISTACOPOULOS	Director	March 16, 2015
Dimitris Christacopoulos

/s/ EVANGELOS G. BAIRACTARIS	Director and Secretary	March 16, 2015
Evangelos G. Bairactaris

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Capital Product Partners L.P. in the United States, has signed the Registration Statement in the City of New York, State of New York on the 16th day of March, 2015.

CORPORATION SERVICE COMPANY

By:	/s/ DAVID W. NICKELSEN
	Name:	David W. Nickelsen
	Title:	Assistant Secretary

Exhibit No.	Description
1.1	Form of Purchase Agreement*

1.2	Form of Underwriting Agreement*

4.1	Amendment, dated as of September 30, 2011, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (1)

4.2	Second Amendment, dated as of May 22, 2012, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (2)

4.3	First Amended and Restated Omnibus Agreement, by and among Capital Maritime & Trading Corp., Capital GP L.L.C., Capital Product Operating L.L.C. and Capital Product Partners L.P., dated as of September 30, 2011(1)

4.4	Third Amendment, dated as of May 19, 2013, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (3)

4.5	Fourth Amendment, dated as of August 21, 2014, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010(4)

4.6	Form of Indenture for Debt Securities†

4.7	Form of Debt Securities (included in Exhibit 4.6)

5.1	Opinion of Watson Farley & Williams LLP as to the legality of the securities being registered

5.2	Opinion of Sullivan & Cromwell LLP

8.1	Opinion of Sullivan & Cromwell LLP relating to tax matters

8.2	Opinion of Watson Farley & Williams LLP relating to tax matters

21.1	List of Subsidiaries of Capital Product Partners L.P.

23.1	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

23.2	Consent of Watson Farley & Williams LLP (contained in Exhibits 5.1 and 8.2)

23.3	Consent of Sullivan & Cromwell LLP (contained in Exhibits 5.2 and 8.1)

25.1	Form T-1 Statement of Eligibility respecting the Indenture**

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is subsequently incorporated by reference into this registration statement.

**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.

†	Subordinated debt securities may be issued pursuant to Exhibit 4.6.

(1)	Previously furnished on September 30, 2011, as an exhibit to the registrant’s Current Report on Form 6-K.

(2)	Previously furnished on May 23, 2012, as an exhibit to the registrant’s Current Report on Form 6-K.

(3)	Previously furnished on March 21, 2013, as an exhibit to the registrant’s Current Report on Form 6-K.

(4)	Previously furnished on August 26, 2014, as an exhibit to the registrant’s Current Report on Form 6-K.